Exhibit 4.4

Ares Strategic Mining Inc.

Condensed Interim Consolidated Financial Statements

For the Six Months Ended 31 March 2026

Stated in Canadian Dollars

Table of Contents

Management’s Responsibility		1

Condensed Interim Consolidated Statements of Financial Position		2

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss		3

Condensed Interim Consolidated Statements of Changes in Equity		4

Condensed Interim Consolidated Statements of Cash Flows		5

1)	Nature of operations and going concern	6

2)	Basis of preparation – Statement of Compliance	7

3)	Summary of material accounting policies	7

4)	Critical accounting judgements and key sources of estimation uncertainty	7

5)	Financial instruments and risk management	9

6)	Amounts receivable	10

7)	Share proceeds receivable	11

8)	Construction in progress	13

9)	Deposits	13

10)	Property, plant, and equipment	14

11)	Exploration and evaluation assets	15

12)	Short-term loans	16

13)	Convertible debentures	16

14)	USDA loan payable	17

15)	PAB loan payable	18

16)	State of Utah loan payable	20

17)	Share capital	21

18)	Related party transactions and obligations	27

19)	Segmented disclosure	28

20)	Capital management	28

21)	Commitments and contingencies	29

22)	Subsequent events	29

Ares Strategic Mining Inc. (Unaudited) Canadian Dollars

Management’s Responsibility

To the Shareholders of Ares Strategic Mining Inc:

Management is responsible for the preparation and presentation of the accompanying condensed interim consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with IFRS Accounting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the condensed interim consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of the condensed interim consolidated financial statements.

The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and the external auditors. The Audit Committee has the responsibility of meeting with management, and the external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Audit Committee is also responsible for recommending the appointment of Ares Strategic Mining Inc.’s external auditors.

We draw attention to Note 1 in the condensed interim consolidated financial statements which indicates the existence of a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern.

“James Walker”	“Viktoriya Griffin”
James Walker, CEO	Viktoriya Griffin, CFO

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. (Unaudited) Canadian Dollars

Condensed Interim Consolidated Statements of Financial Position

		As at 31 March	As at 30 September
	Note	2026	2025
Assets
Current Assets		$12,079,856	$6,580,793
Cash and cash equivalents
Restricted cash	(15)	1,297,088	1,370,912
Share proceeds receivable	(7)	2,050,626	1,374,825
Amounts receivable	(6)	101,893	101,386
Prepaid amounts and other assets		575,815	1,403,006
		16,105,278	10,830,922
Non-current Assets
Deposits	(9)	109,932	109,798
Share proceeds receivable	(7)	259,120	333,613
Construction in progress	(8)	38,012,389	25,721,163
Property, plant, and equipment	(10)	10,332,909	8,053,448
Exploration and evaluation assets	(11)	9,076,021	8,822,414
		57,790,371	43,040,436
		$73,895,649	$53,871,358

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	(18)	$2,554,102	$2,027,556
Short-term loans	(12)	724,718	839,906
Convertible debentures	(13)	-	244,400
PAB loan payable – current portion	(15)	2,307,601	2,255,550
USDA loan payable – current portion	(14)	6,217,236	6,289,193
		11,803,657	11,656,605
Non-Current Liabilities
State of Utah loan payable	(16)	14,808,046	14,403,425
PAB loan payable	(15)	10,000,433	10,775,253
USDA loan payable	(14)	918,845	989,775
		37,530,981	37,825,058
Equity
Equity Attributable to Shareholders	(17)	70,350,786	51,538,331
Share capital
Options - Contributed surplus	(17)	2,760,500	1,543,500
Warrants - Contributed surplus	(17)	5,408,781	2,353,921
Accumulated other comprehensive income (“OCI”)		279,733	146,702
Deficit		(41,214,932)	(38,318,063)
		37,584,868	17,264,391
Non-controlling interests	(17)	(1,220,200)	(1,218,091)
Total Equity		36,364,668	16,046,300
		$73,895,649	$53,871,358

Nature of operations and going concern	(1)	Capital management	(20)
Basis of preparation – Statement of Compliance	(2)	Commitments and contingencies	(21)
Related party transactions and obligations	(18)	Subsequent events	(22)

The Condensed Interim Consolidated Financial Statements were approved by the Board of Directors on 1 June 2026 and were signed on its behalf by:

“Bob Li”	“Michael Li”
Bob Li, Director	Michael Li, Director

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. (Unaudited) Canadian Dollars

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

	Note	6 Months Ended 31 March 2026	6 Months Ended 31 March 2025	3 Months Ended 31 March 2026	3 Months Ended 31 March 2025
General and Administrative
Stock-based compensation	(17)	$1,217,000	$-	$ 1,217, 000	$-
Professional fees	(18)	1,099,597	408,758	881,586	244,021
Office and marketing		1,095,687	76,791	940,689	57,293
Accretion and interest	(14)(15)(16)	286,002	1,297,141	(7,425)	428,333
Depreciation	(10)	189,575	18,499	115,014	9,273
Management fees	(18)	144,500	96,750	72,500	48,750
Insurance		67,112	18,696	33,068	9,247
Foreign exchange loss/(gain)		43,641	(350,206)	(81,920)	6,749
Transfer agent and filing fees		33,421	26,984	22,183	17,233
Travel		24,547	236	17,260	236
Resource property		23,463	14,738	18,165	21,475
Bank charges		10,775	3,640	2,073	1,869
Shareholder relations		4,470	3,948	-	-
		(4,239,790)	(1,615,975)	(3,230,193)	(844,479)
Other Income/ (Expenses)
Interest income		30,467	34,791	12,229	16,354
Gain on sale of marketable securities		-	22,857	-	-
Realized and unrealized gain (loss) on share proceeds receivable	(7)	1,310,755	8,517	(53,406)	(51,887)
Gain/(loss) on settlement of debt		(410)	77,368	-	77,368
Net (Loss) for the Period		(2,898,978)	(1,472,442)	(3,271,370)	(802,644)
Other Comprehensive Income (Loss)
Foreign operations – foreign exchange		133,031	(279,663)	119,134	(108,763)
Comprehensive (Loss) for the Period		$(2,765,947)	$(1,752,105)	$(3,152,236)	$(911,407)
Net (Loss) Attributed to:
Shareholders		(2,896,869)	(1,473,858)	(3,273,285)	(803,049)
Non-controlling interest		(2,109)	1,416	1,915	405
		$(2,898,978)	$(1,472,442)	$(3,271,370)	$(802,644)
Comprehensive (Loss) Attributed to:
Shareholders		(2,763,838)	$(1,753,521)	(3,154,151)	(911,812)
Non-controlling interest		(2,109)	1,416	1,915	405
		$(2,765,947)	$(1,752,105)	$(3,152,236)	$(911,407)
Basic and Diluted Loss per Share		$(0.0119)	$(0.01)	$(0.0129)	$(0.00)
Weighted Average number of Common Shares Outstanding		242,758,330	178,367,170	253,539,459	182,122,037

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. (Unaudited) Canadian Dollars

Condensed Interim Consolidated Statements of Changes in Equity

Equity attributable to shareholders

	Shares	Share capital	Subscriptions received	Options	Warrants	Accumulated OCI	Deficit	Total Equity	Equity attributable to NCI	Total
	#	$	$	$	$	$	$	$	$	$
Balance as at 1 October 2024	173,417,021	44,383,773	95,600	1,905,500	1,930,007	158,411	(34,674,978)	13,798,313	(1,220,065)	12,578,248
Shares issued for private placement, net	765,170	233,331	(95,600)	-	-	-	-	137,731	-	137,731
Shares issued for convertible debt	1,147,184	298,268	-	-	-	-	-	298,268	-	298,268
Shares issued for debt settlement	4,038,323	798,941	-	-	-	-	-	798,941	-	798,941
Stock options exercised	6,792,131	882,977	-	(362,000)	-	-	-	520,977	-	520,977
Other comprehensive income	-	-	-	-	-	(279,663)	-	(183,800)	-	(183,800)
Net income (loss) for the period	-	-	-	-	-	-	(1,473,858)	(1,473,858)	1,416	(1,472,442)
Balance as at 31 march 2025	186,159,829	46,597,290	-	1,543,500	1,930,007	(121,252)	(36,148,836)	13,800,709	(1,218,649)	12,582,060

Balance as at 30 September 2025	211,554,891	51,538,331	-	1,543,500	2,353,921	146,702	(38,318,063)	17,264,391	(1,218,091)	16,046,300
Shares issued for private placement, net	37,777,444	15,289,136	-	-	2,863,154	-	-	18,152,290	-	18,152,290
Shares issued for convertible debt	521,923	135,700	-	-	-	-	-	135,700	-	135,700
Shares issued for debt settlement	664,949	251,916	-	-	-	-	-	251,916	-	251,916
Warrants exercised	9,338,863	2,461,574	-	-	(33,470)	-	-	2,428,104	-	2,428,104
Shares issued for Sorbie	2,377,779	696,489	-	-	202,816	-	-	899,305	-	899,305
Stock-based compensation	-	-	-	1,217,000	-	-	-	1,217,000	-	1,217,000
Other comprehensive income	-	-	-	-	-	133,031	-	133,031	-	133,031
Net loss for the period	-	-	-	-	-	-	(2,896,869)	(2,896,869)	(2,109)	(2,898,978)
Balance as at 31 March 2026	262,235,849	70,373,146	-	2,760,500	5,386,421	279,733	(41,214,932)	37,584,868	(1,220,200)	36,364,668

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Condensed Interim Consolidated Statements of Cash Flows

		6 Months Ended	6 Months Ended
	Note	31 March 2026	31 March 2025
Operating Activities
Loss for the period		$(2,898,978)	$(1,472,442)
Items not Affecting Cash		-

Interest and accretion on convertible debt	(13)	(108,700)	884,669
Interest and accretion on USDA loan	(14)	67,223	17,359
Interest and accretion on PAB loan	(15)	89,063	99,610
Interest and accretion on Utah loan		383,035	-
Depreciation	(10)	189,575	18,499
Unrealized gain on share proceeds receivable	(7)	(1,310,346)	(8,517)
Stock-based compensation		1,217,000	-
		(2,372,128)	(460,821)
Net Change in Non-cash Working Capital
Accounts payable and accrued liabilities		778,462	4,514,494
Amounts receivable		(507)	3,860
Prepaid amounts and other assets		827,191	(2,727,272)
		(766,982)	1,330,260
Investing Activities
Construction in progress	(8)	(12,291,360)	(3,072,888)
Purchase of equipment – RAMP		(2,445,158)	-
Resource property – expenditures	(11)	(283,894)	(148,797)
		(15,020,412)	(3,221,685)
Financing Activities
Short term loan (paid)/received	(12)	(938,192)	346,073
Proceeds from subscriptions		18,152,290	137,731
Proceeds from options exercised		-	520,977
Proceeds from warrants exercised		2,428,104	-
Proceeds from share proceeds receivable		1,668,343	238,242
(Repayment)/Proceeds from the USDA loan		(218,352)	1,768,740
		21,092,193	3,011,763
Net effect of foreign currency translation		120,440	109,562
Net Increase/(Decrease) in cash and cash equivalents		5,425,239	1,229,900
Cash and cash equivalents – Beginning of Period		7,951,705	2,217,113
Cash and cash equivalents – End of Period		$13,376,944	$3,447,013

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements

1)	Nature of operations and going concern

Ares Strategic Mining Inc. (“Ares” or the “Company”) was incorporated pursuant to the Company Act (Ontario) by registration of its Memorandum and Articles on 20 November 2009. On 9 July 2010, the Company registered in British Columbia for extra provincial registration as the Company’s administrative office is located at 1001-409 Granville Street, Vancouver BC, V6C 1T2. The Company is classified as a Junior Natural Resource Mining Company and is listed on the Canadian Securities Exchange under the stock symbol “ARS”.

The Company was previously in the business of acquiring and exploring lithium properties in Nevada and Arizona. On 18 February 2020, the Company completed a three-cornered amalgamation transaction (the “Amalgamation”) with American Strategic Minerals Inc. (“ASM”). As a result, Ares is focusing on progressing its fluorspar projects towards exploitation, production, and supplying metspar and acidspar to the markets.

These condensed interim consolidated financial statements (the “Financial Statements”) have been prepared on the basis of the accounting principles applicable to a going concern, which assumes the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. There are several adverse conditions that cast significant doubt upon the soundness of this assumption. The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The recoverability of exploration and evaluation expenditures and construction in progress is dependent upon several factors; these factors include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and construction in progress, and future profitable production or proceeds from disposition of mineral properties or construction in progress once completed.

Consistent with other companies in the mineral exploration sector, the Company has incurred operating losses since inception, has limited sources of revenue, is unable to self-finance operations and has significant cash requirements to meet its overhead, maintain its mineral interests and fund the completion of its construction in progress. These factors indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

As discussed in Note 14, the Company was in breach of certain financial covenants as at 31 March 2026, and 30 September 2025. The lender has not demanded repayment; however, this condition contributes to the material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern.

For the Company to continue to operate as a going concern, it must continue to obtain additional financing to maintain operations. Although the Company has been successful in the past at raising funds, there can be no assurance that this will continue in the future. Subsequent to year-end, the Company has raised additional equity financing and plans to obtain additional equity and debt financing to continue to explore and develop its mineral properties and complete its construction in progress. If the going concern assumptions were not appropriate for these Financial Statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the statement of financial position classifications used, and such adjustments could be material.

	31 March	30 September
(Rounded 000’s)	2026	2025
Working capital (deficit)	$4,302,000	$(826,000)
Accumulated deficit attributed to shareholders	$(41,215,000)	$(38,318,000)

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

2)	Basis of preparation – Statement of Compliance

These Financial Statements, including comparatives, have been prepared in accordance with International Accounting Standard 34 “Interim Financial Reporting” (“IAS 34”) using accounting policies consistent with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Financial Statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value. In addition, these Financial Statements have been prepared using the accrual basis of accounting except for cash flow information.

Since the Financial Statements do not include all disclosures required by IFRS for annual financial statements, they should be read in conjunction with the Company’s audited annual consolidated financial statements for the year ended 30 September 2025.

The policies set out were consistently applied to all the periods presented unless otherwise noted below. The preparation of the condensed interim consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise judgement in applying the Company’s accounting policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

3)	Summary of material accounting policies

The accounting policies and methods of computation followed in preparing these Financial Statements are the same as those followed in preparing the most recent audited annual consolidated financial statements. For a complete summary of material accounting policies, please refer to the Company’s audited annual consolidated financial statements for the year ended 30 September 2025.

4)	Critical accounting judgements and key sources of estimation uncertainty

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amount and classification of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revisions affect only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

The following are the critical judgments and areas involving estimates, that management have made in the process of applying the Company’s accounting policies and that have the most significant effect on the amount recognized in the Financial Statements.

a.	Judgements

Income taxes

Deferred tax assets are recognized for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that probable that future taxable profit will be available against which the deductible temporary differences and carry-forward of unused tax assets and unused tax losses can be utilized. In addition, the valuation of tax credits receivable requires management to make judgements on the amount and timing of recovery.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

Going concern evaluation

As discussed in Note 1, these Financial Statements have been prepared under the assumptions applicable to a going concern. If the going concern assumption were not appropriate for these Financial Statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the condensed interim consolidated statement of financial position classifications used and such adjustments could be material.

The Company reviews the going concern assessment at the end of each reporting period. There were no material changes to the assessment as at 31 March 2026.

Exploration evaluation assets

The Company makes certain estimates and assumptions regarding the recoverability of the carrying values of exploration and evaluation assets. The amounts shown for exploration and evaluation assets do not necessarily represent present or future values. The recoverability of the assets’ carrying values is dependent upon the determination of economically recoverable reserves, the ability of the Company to obtain the necessary financing and permits to complete development and future profitable production or proceeds from the disposition thereof.

The Company has taken steps to verify title to exploration and evaluation assets in which it has or is in the process of earning an interest, including review of condition of title reports, vesting deeds, mining claim location notices and filings, and property tax and other public records and is not presently aware of any title defects. The procedures the Company has undertaken and may undertake in the future to verify title provide no assurance that the underlying properties are not subject to prior agreements or transfers of which the Company is unaware.

Long-lived assets

The Company makes certain judgments in its assessment of whether indicators of impairment exist with respect to its long-lived assets. The carrying amounts of the Company’s long-lived assets are reviewed at each reporting date for indicators of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the amount of the impairment, if any. The recoverable amount of an asset is evaluated at the cash-generating unit level, which is the smallest identifiable group of assets that generates cash inflows that are largely ind ependent of the cash inflows from other assets or group of assets. The recoverable amount of a CGU is the greater of its fair value less costs to sell and its value in use.

b.	Estimates

Useful lives of property, plant and equipment

Useful lives are estimated by management based on the expected period over which the assets are anticipated to be available for use, taking into consideration factors such as expected usage, physical wear and tear, technical or commercial obsolescence, and legal or other limits on the use of the assets. The useful lives and residual values of property, plant and equipment are reviewed at least annually and are adjusted prospectively if expectations differ from previous estimates. Changes in the estimated useful lives of assets could result in changes to depreciation expense in current and future periods

Stock-based compensation

The Company uses Black-Scholes Option Pricing Model for valuation of stock options. Option pricing models require the input of subjective assumptions and estimates including expected price volatility, interest rate and forfeiture rate.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

5)	Financial instruments and risk management

a)	Financial instrument classification and measurement

Financial instruments of the Company carried on the condensed interim consolidated statement of financial position are carried at amortized cost. There have been no changes in levels during the period.

The Company classifies the fair value of these transactions according to the following hierarchy:

●	Level 1 – quoted prices in active markets for identical financial instruments.

●	Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

●	Level 3 – valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

b)	Fair values of financial assets and liabilities

The Company’s financial instruments include cash and cash equivalents, restricted cash, share proceeds receivable, accounts payable, short-term loans and long-term loans. As at 31 March 2026, the carrying value of cash and cash equivalents is at fair value. Accounts payable and short-term loans approximate their fair value due to their short-term nature.

c)	Market risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of commodity price risk and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. The Company is not exposed to significant market risk.

d)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its bank accounts. The Company’s bank accounts are held with major banks in Canada, accordingly the Company is not exposed to significant credit risk.

e)	Interest rate risk

Interest rate risk is the risk of losses that arise as a result of changes in contracted interest rates. The Company is not exposed to significant interest rate risk.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

f)	Currency risk

Currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risk on its restricted cash and USDA and PAB loans payable balances that are denominated in other than the functional currencies. As at 31 March 2026, the Company held currency totalling the following:

	31 March	30 September
Currency (Rounded)	2026	2025
Canadian (Dollars)	$12,045,000	183,000
US (Dollars)	$956,000	5,580,000

g)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company controls liquidity risk by ensuring that it has sufficient cash resources to pay for its financial obligations. As at 31 March 2026, the Company had a cash balance of $12,079,856 to settle current liabilities of $11,803,657 that are due within one year. The Company’s outstanding liabilities, their current values and the principal amounts along with the due dates are as stated in the table below:

	Carrying value	Principal amount	Less than 1 year	1 – 5 years	5+ years
Accounts payable and accrued liabilities	$2,554,102	$2,554,102	$2,554,102	$-	$-
Short-term loans	724,718	724,718	724,718	-	-
USDA loan	7,136,081	7,136,081	7,136,081	-	-
State of Utah loan	14,808,046	15,332,900	-	-	14,808,046
PAB loan	12,308,034	13,806,580	2,307,601	11,243,198	10,065,003
Total	$37,530,981	$39,554,381	$12,722,502	$11,243,198	$24,873,049

6)	Amounts receivable

Amounts receivable consists of:

Amounts Receivable	31 March 2026	30 September 2025
Goods and services tax receivable	$36,900	$36,393
Receivable on disposition	64,993	64,993
	101,893	101,386

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

7)	Share proceeds receivable

As at 31 March 2026, the Company has entered into three share proceeds receivable equity swap agreements with Sorbie Bornholm LP (“Sorbie” or collectively, “Sorbie Agreements”). Under each agreement, Sorbie subscribed for Units payable over 24 months. Each Unit consists of one common share and either one full common share purchase warrant or one-half warrant, as described below.

In connection with each subscription, the parties entered into a sharing agreement (equity swap arrangement) under which the Company’s economic interest is realized in 24 monthly settlement tranches measured against a defined benchmark price. The monthly settlement amount is based on the 20-day volume weighted average price (“Settlement Price”) prior to each settlement date, based on the following:

●	If the Settlement Price exceeds the benchmark price, the Company receives more than 100% of the monthly tranche on a pro rata basis, with no upper limit.

●	If the Settlement Price is below the benchmark price, the Company receives less than 100% of the monthly tranche on a pro rata basis.

Summary of Sorbie Agreements:

Agreement Date	Units Issued	Issue Price	Gross Proceeds	Benchmark Price	Warrant Terms	Term
30 September 2024	8,333,333	$0.1800	$1,500,000	$0.2610	1 full Warrant	24 months
2 April 2025	7,229,730	$0.1998	$1,000,000	$0.1998	1 full Warrant	24 months
20 October 2025	2,222,223	$0.4500	$1,000,000	$0.6300	1/2 Warrant	24 months

For each of the Sorbie Agreements noted above, the share proceeds receivable relating to the cash receivable did not meet the classification of a financial asset measured at amortized cost or at fair value through other comprehensive income as the Company does not have a business model whose objective is to hold financial assets in order to collect contractual cash flows, and the financial asset does not give rise to cash flows that are solely payments of principal and interest. Therefore, the cash receivable is classified as a financial asset measured at fair value through profit or loss.

In accordance with IFRS 9 Financial Instruments, the Units issued were initially measured based on the fair value of the related share proceeds receivable, with the corresponding amount allocated between common shares and warrants based on their relative fair values in accordance with IAS 32 Financial Instruments: Presentation, and the Company’s accounting policy.

Subsequently, the financial assets are revalued at each reporting period with the difference between the initial valuation and the value recognized in profit or loss as an unrealized gain (loss) on financial asset.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

The following table summarizes the movement in the share proceeds receivable:

	2025	2025	2024
SHARE PROCEEDS RECEIVABLE	October	April	September	Total
Initial fair value	$-	842,006	830,086	1,672,092
Less: portion derecognized upon settlement		(195,3550)	(436,088)	(631,443)
Fair value adjustment	-	326,632	341,158	667,789
Balance as at 30 September 2025	-	973,282	735,156	1,708,438
Initial fair value	959,305	-	-	959,305
Less: portion derecognized upon settlement	(222,512)	(330,884)	(380,236)	(933,632)
Fair value adjustment	(216,143)	481,447	310,331	575,635
Balance as at 31 March 2026	$520,650	1,123,845	665,251	2,309,746

The following table summarizes the settlement activity:

SETTLEMENT	2025 October	2025 April	2024 September	Total
Cash received	$-	266,101	573,505	839,606
Carrying value of share proceeds receivable	-	(195,355)	(436,088)	(631,443)
Realized gain (loss) during 30 September 2025	-	70,746	137,417	208,163
Cash received	172,449	696,324	799,570	1,668,343
Carrying value of share proceeds receivable	(222,512)	(330,883)	(380,237)	(933,632)
Realized gain (loss) during 31 March 2026	$(50,063)	365,441	419,333	734,711

The following table provides a breakdown of the share proceeds receivable between current and non-current assets based on the timing of the expected cash flows:

	31 March	30 September
SHARE PROCEEDS RECEIVABLE	2026	2025
Current	$2,050,626	$1,374,825
Non-current	259,120	333,613
	$2,309,746	$1,708,438

●	The realized gain/loss represents the difference between the carrying amount of the portion settled and the cash received.

●	The unrealized gain/loss represents the fair value adjustment on the remaining receivable at period end date.

All gains and losses are recognized in the condensed interim consolidated statements of loss and comprehensive loss under other income/expenses.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

8)	Construction in progress

During the period ended 30 September 2021, the Company entered into an agreement to acquire a fluorspar lump manufacturing facility (the “Facility”) pursuant to the terms and conditions of a Profit-Sharing Agreement dated 9 February 2021, as amended (the “Profit Sharing Agreement”) between the Company and the Mujim Group, a non-arm’s length private Shanghai company (“Mujim”). Pursuant to the terms of the Profit-Sharing Agreement, the Company had agreed to acquire the Facility by issuing an aggregate of 5,300,000 common shares in the capital of the Company (each, a “Share”), the fair value of which was determined based on the date when they were issued, i.e. $0.67, and the consideration was recorded as a capital advance to Mujim as at 30 September 2021.

The Company has agreed that, upon completion of the Facility, it would incur costs pertaining to the installation of the Facility, including compensating contractors from Mujim to assist with installation and to begin operating the Facility. Furthermore, once the Facility is operational within parameters and specifications defined in the Profit-Sharing Agreement, the company will pay Mujim, US$20 per ton for ongoing technical support, and has also agreed to pay Mujim, US$10 per ton as agency fee for any sales in Asia.

The final purchase price may vary depending on certain target production output metrics defined in the Profit-Sharing agreement.

As at 31 March 2026, the construction of the Facility and Flotation Plant are in progress and significantly all components of the Flotation Plant were received from a related party (Note 18). As at 31 March 2026, the Company has incurred $38,012,389 (30 September 2025 - $25,721,163) in construction costs on the Facility which included $4,097,483 (2025 - $2,747,544) of capitalized borrowing costs. The Company is expected to incur additional costs to complete the installation of the Facility and the Flotation Plant and begin operations.

9)	Deposits

Deposits consist of:

Deposits	31 March 2026	30 September 2025
Office lease	$6,309	$6,309
Surety deposits	103,623	103,489
	$109,932	$109,798

As at 31 March 2026, the balance in deposits of $6,309 represents a deposit for office lease, reclamation surety and bond in the amount of $103,623 paid to the State of Utah for a five-year escalation at Lost Sheep and Bell Hill.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS PERIOD ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

10)	Property, plant, and equipment

Property, Plant, and Equipment	Equipment	Auto	Land	Ramp	Total
Cost

Balance as at 1 October 2024	$161,329	$70,537	$2,792,062	$3,317,500	$6,341,428
Addition	407,233	-	-	1,559,472	1,966,705
Adjustment on currency translation		2,200	84,732	96,210	183,142
Balance as at 30 September 2025	$568,562	$72,737	$2,876,794	$4,973,182	$8,491,275
Addition	-	-	-	2,445,158	2,445,158
Adjustment on currency translation	526	94	3,624	21,448	25,692
Balance as at 31 March 2026	$569,088	$72,831	$2,880,418	$7,439,787	$10,962,125
Depreciation

Balance as at 1 October 2024	$139,087	$24,077	$-	$-	$163,164
Depreciation for the year	17,985	7,301	-	249,820	275,106
Adjustment on currency translation	-	718	-	(1,161)	(443)
Balance as at 30 September 2025	$157,072	$32,096	$-	$248,659	$437,828
Depreciation for the period	22,410	3,619	-	163,545	189,575
Adjustments on currency translation	107	59	-	1,647	1,813
Balance as at 31 March 2026	$179,589	$35,775	$-	$413,851	$629,216
Carrying Amounts

Balance as at 30 September 2025	$411,489	$40,642	$2,876,794	$4,724,523	$8,053,448
Balance as at 31 March 2026	$389,499	$37,056	$2,880,418	$7,025,936	$10,332,909

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is charged to recognize the cost of the asset on the condensed interim consolidated statements of comprehensive loss using the straight-line method over the estimated useful life of the asset.

Depreciation is charged to recognize the cost of the asset on the condensed interim consolidated statements of loss and comprehensive loss using the straight-line method over the estimated useful life of the asset.

During the year ended 30 September 2023, the Company acquired an industrial land parcel located in Millard County, State of Utah in the United States for the purpose of setting up its fluorspar plant, which was pledged as collateral on the USDA loan.

In addition to the land parcel acquired during the year, land comprises five Canadian properties located in Ontario, Canada (Note 11(f)). The Company earns revenues from sale of quarry rock located on these properties. These revenues are offset against maintenance payments made on the property and are included within the resource property expense on the condensed interim consolidated statement of loss and comprehensive loss.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

11)	Exploration and evaluation assets

The following table summarizes exploration and evaluation assets:

	Spor	Ontario
Exploration and Evaluation Assets	Mountain	Properties	Total
Balance as at 1 October 2024	$8,362,147	$4	$8,362,151
Drilling	147,860	-	147,860
Geological consulting	251,449	-	251,449
Administration and camp	54,369	-	54,369
Staking and claiming	3,518	-	3,518
Adjustments on currency translation	3,067	-	3,067
Balance as at 30 September 2025	$8,822,410	$4	$8,822,414
Geological consulting	107,991	-	107,991
Staking and claiming	132,728	-	132,728
Drilling	2,507	-	2,507
Administration and camp	40,668	-	40,668
Adjustments on currency translation	(30,287)	-	(30,287)
Balance as at 31 March 2026	$9,074,956	$4	$9,076,021

a)	Spor Mountain (also known as Lost Sheep)

The Company holds a 100% interest in and rights to certain U.S. federal mining claims located at the north-east end of the Spor Mountain Mining District, in section 21, T.12S. 12W, and T.13S. 12W, SLBM of Juab County, western Utah, USA (the “Spor Mountain”). The Spor Mountain property consists of several mineral claim blocks including the Lost Sheep Fluoride Mine, and other unpatented claims. The Company acquired its initial interest through the Amalgamation on 18 February 2020. During the period ended 30 September 2021, the Company acquired additional claims in the region through staking.

As part of the amalgamation with ASM, the Company assumed an underlying property purchase agreement (the “Purchase Agreement”) for certain unpatented claims comprising the Spor Mountain property, pursuant to which the Company would be required to make a payment of US$1,000,000 within 18 months from the commencement of production. During the period ended 30 September 2021, USD $1,000,000 was transferred to the underlying vendor, pursuant to which, the Company is deemed to have fulfilled its obligations under the Purchase Agreement, and the title to the unpatented claims was transferred to the Company.

b)	Ontario properties

The Company holds a 100% interest in five properties located in Ontario, Canada.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

12)	Short-term loans

The following is a summary of the Company’s short-term loans as at 31 March 2026 and 30 September 2025:

		Outstanding
Short-term Loans	As at	Principal
Operational loans from related parties	31 March 2026	$700,709
	30 September 2025	$812,141
Canada Emergency Business Account loan	31 March 2026	$24,009
	30 September 2025	$27,765
Total as at 31 March 2026		$724,718
Total as at 30 September 2025		$839,906

As at 31 March 2026 , the Company holds a net $700,709 (30 September 2025 - $696,413) loan from the CEO as well as received $nil (30 September 2025 $112,203) in loans from companies related to directors of the Company subject to 10% per annum and maturing on 30 August 2025, which have been settled as at 31 March 2026. There are no defined terms or due dates of repayment on the loans from the CEO and a non-related party, and the loans are unsecured. Canada Emergency Business Account loan of $60,000 was refinanced with the financial institution in order to repay the full amount in January 2024 and the Company qualified for $20,000 loan forgiveness which was recognized as other income during the year ended 30 September 2024. The refinanced balance of $40,000 is subject to prime rate plus 2.14% per annum over 5-year term commencing on 18 January 2024.

13)	Convertible debentures

On 2 December 2022, the Company closed a non-brokered private placement offering of secured convertible debentures totalling $1,252,700. The Company incurred a financing fee equal to 45% of the principal amount amounting to $563,715 and paid a finders’ fee totalling $52,720 for net proceeds of $636,265. The principal amount of convertible debentures will be convertible at holder’s option into full-paid common shares in the capital of the Company at any time prior to maturity in two years, at an exercise price of $0.26 per common share. Interest on the debentures shall be paid semi-annually at an annual interest rate of 12% per annum.

In connection with the convertible debentures, the Company also issued 202,771 finders’ warrants, with each warrant exercisable into one common share of the Company for a period of two years at a price of $0.26 per common share. The fair value of the warrants was calculated to be $20,000 using the Black-Scholes option pricing model.

During six months ended 31 March 2026, the Company settled the remaining principal convertible debt of $181,800 and associated interest of $62,600 through a combination of common shares and cash payments. Of the total amount settled, $135,700 was converted into common shares of the Company, with the remaining balance paid in cash.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

The following table summarizes the accounting for the convertible debentures and the amounts recognized during the period/year.

	31 March	30 September
Convertible Debentures	2026	2025
Balance – Beginning of Period/Year	$244,400	$1,386,189
Interest expense	(62,600)	102,892
Accretion expense	-	145,446
Settlement through cash/shares	(181,800)	(1,390,127)
Balance – End of Period/Year	$-	$244,400

14)	USDA loan payable

On 30 June 2023, the Company’s subsidiary, Ares Utah, signed a promissory note agreement with Community Bank & Trust (“CB&T”) – West Georgia and received a total loan of US$4,420,000 at prime rate stated in money rates section of Wall Street journal plus 2.50%., in lieu of which it pledged its land that was purchased in conjunction with the proceeds and situated in Utah (Note Error! Reference source not found.. The loan matures in 15 years and is guaranteed by the US Department of Agriculture (“USDA”). The interest is due and payable on the 1st of each month starting 1 May 2023 for the initial 12 months after which the Company is required to repay the monthly instalment consisting of the principal and interest (as per repayment schedule) on each payment date. For the purpose of securing payments and obligations, the Company granted the power of sale and right of the parcel of the land purchased with the proceeds as well as all the proceeds and awards or payments from the land purchased.

Amount
Principal amount (US$4,420,000)	$5,979,597
Less: Transaction cost (US$382,176)	(534,243)
Amount funded, 30 June 2023	5,445,354

USDA Loan Payable	31 March 2026	30 September 2025
Balance – Beginning of Year	$7,278,968	$5,768,569
Amortization of transactions costs – accretion and other	67,223	88,700
Add: Principal amount received (US$1,200,000)	-	1,680,906
Less: Principal amount repaid	(218,352)	(314,418)
Adjustment on currency translation	8,242	55,211
Balance – End of Period	$7,136,081	$7,278,968

Less: Current portion	$6,217,236	$6,289,193
Non-current portion	$918,845	$989,775

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

17 | P a g e

Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

The Company has acted as a guarantor in securing the USDA loan payable, and the Company and its subsidiary, Ares Utah, have provided as collateral, interest in all of the Company’s rights, title and interest in and to all property and fixtures (current and future) of the Company and its subsidiaries. In connection with the first USDA loan payable of US$4,420,000, Ares Utah is subject to the following financial covenants:

●	Maintain a debt service coverage ratio of at least 1.25 to 1.0, tested annually, beginning December 31, 2023 and for the remaining term of the loan period; and

●	Maintain a debt to net worth ration not to exceed 9.0 to 1.0 at any time, which is to be tested annually.

During the year ended 30 September 2025, the Company received commercial loan of US$1,200,000 from CB&T at prime rate stated in money rates section of Wall Street journal plus 2.50%., the loan maturing on 16 September 2028 is due and payable on the 16th of each month starting from October 2025 and consisting of the principal and interest (as per repayment schedule) on each payment date. The loan was used primarily to pay for interest and principal of USDA loan and as at 31 March 2026, the remaining balance of cash was US$2,655.

As at 31 March 2026 and 30 September 2025, the Company did not meet the above covenants and therefore, the first USDA loan of US$4,420,000 is in default and has been classified as current liability.

15)	PAB loan payable

On 15 December 2023, the Company’s subsidiary, Ares Utah closed on the State of Utah’s Private Activity Bond (“PAB”) program from Millard County, Utah (“Millard County”) pursuant to a US$10,000,000 tax-exempt Manufacturing Facility Revenue Bond (the “Series 2023A Bond”), and a US$500,000 taxable Manufacturing Facility Revenue Bond (the “Series 2023B Bond”). The repayment of interest on both the bonds begins 15 December 2024 whereas the principal sum of the Series 2023A Bonds begins annually from 15 December 2025 to 15 December 2034 while the Series 2023B bonds are due to be paid all at once on 15 December 2025. As part of the closing, the Company incurred transaction costs in the amount of US$1,666,940 which were allocated to the issuance cost of loan payable and deducted from the principal value. As at 31 March 2026, the Series 2023B Bond was repaid and cash of $1,297,088 is restricted for the repayment of the Series 2023A Bond.

In addition, the Company entered into a Guaranty Agreement and Guaranty of Completion agreement with the Trustee, pursuant to which the Company agreed to guaranty certain obligations of Ares Utah, including the repayment of the principal, interest and other amounts owed under the bonds. The proceeds from the bonds will be used by Ares Utah to acquire, construct, and develop a processing facility (the “Project”) on the Company’s Lost Sheet Fluorspar Project located in Delta, Millard County, Utah.

During the six months ended 31 March 2026, interest expense capitalized within construction in progress was US$530,000, the amortization of debt costs being recognized as accretion expense over the loan period totalling US$64,389 which is recorded within interest and accretion expense on the condensed interim consolidated statement of loss and comprehensive loss.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

18 | P a g e

Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

Amount
Amount funded: Principal amount (US$10,500,000)	$14,175,000
Transaction cash cost	(907,572)
Transaction shares issued cost	(1,356,100)
Amortization of transaction costs - accretion	569,868
Adjustments on currency translation	8,781
PAB loan balance as at 30 September 2024	$12,489,977
Amortization of transaction costs - accretion	152,020
Adjustments on currency translation	388,806
PAB loan balance as at 30 September 2025	$13,030,803
Amortization of transaction costs - accretion	$89,063
Less: Principal amount repaid	$(829,371)
Adjustments on currency translation	17,539
PAB loan balance as at 31 March 2026	$12,308,034

Less: Current portion	$(2,307,601)
Non-current portion	$10,000,433

The Company has acted as a guarantor in securing the PAB loan payable, and the Company and its subsidiary, Ares Utah, have provided as collateral, interest in 5.5 out of 48 acres of Ares Utah’s rights, title and interest in property and fixtures (current and future) of the Company and its subsidiaries situated on the site funded by the PAB, the Project. In connection with the PAB loan payable, Ares Utah is subject to the following financial covenants:

●	Maintain coverage ratio covenant of at least 1.10 or above for each Fiscal Year commencing more than year after the completion of construction and installation of the Project.

The repayment commitment of 2023A Bonds has been described in the table below:

Financial year	Principal (USD)	Interest (USD)
2026	-	495,250
2027	665,000	957,250
2028	730,000	887,500
2029	805,000	810,750
2030	880,000	726,500
2031 and above	6,825,000	1,999,750

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

19 | P a g e

Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

16)	State of Utah loan payable

On 30 May 2025, the Company’s subsidiary, Ares Utah, signed a promissory note agreement with the State of Utah through the Permanent Community Impact Fund Board and received a total loan of US$11,000,000 at a simple interest rate of 4.50%. The loan matures on 1 May 2031 (“Maturity Date”) for payment in full with accrued interest. Ares Utah may, but is not obligated to make interim payments, of any amount, without penalty, and a final payment will be paid on the Maturity Date.

This loan is secured by and is entitled to the benefits and security contemplated by a Trust Deed Security Agreement and Fixture Filing (“Trust Deed”), covering real property and related improvements, and certain equipment, machinery and fixtures, situated in Millard County, Utah.

	Amount
Principal amount	US$	11,000,000
Less: Transaction cost		(836,500)
Amount funded, 30 May 2025		10,163,500

	31 March	30 September
State of Utah Loan Payable	2026	2025
Balance – Amount funded (US$11,000,000)	$-	$15,313,100
Transaction cash cost	-	(1,169,929)
Balance – Beginning of Year	14,403,425	-
Interest and accretion of borrowing costs	383,035	256,006
Adjustments on currency translation	21,586	4,248
Balance – End of Period	$14,808,046	$14,403,425

During the six months period ended 31 March 2026, interest expense capitalized within construction in progress was US$276,919, the amortization of debt costs being recognized as accretion expense over the loan period totalling US$nil which are recorded within interest and accretion expense on the condensed interim consolidated statement of loss and comprehensive loss.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

17)	Share capital

a)	Authorized:

Unlimited common shares without par value.

b)	Issued or allotted and fully paid:

During the six months period ended 31 March 2026:

	Number of Shares	Amount
Balance as at 1 October 2025	211,554,891	$51,538,331
Shares issued for debt	664,949	251,916
Shares issued for exercise of warrants	9,338,863	2,461,574
Shares issued for convertible debt settlement	521,923	135,700
Shares issued for LIFE Offering, net	37,777,444	15,289,136
Shares issued for Sorbie (Note 8)	2,377,779	696,489
Balance as 31 March 2026	262,235,849	$70,373,146

During the six months period ended 31 March 2026:

●	The Company issued 664,949 common shares to settle liabilities totalling $285,385.

●	9,338,863 shares were issued for gross proceeds of $2,461,574 for exercised warrants.

●	Certain purchasers of the Company’s convertible debentures converted their sum of $100,000 principal and $35,700 interest to 521,923 Ares common shares. All shares issued are subject to a four-month hold period in accordance with applicable securities laws.

●	The Company closed two LIFE Offerings of units (each, a “Unit”) by issuing 37,777,444 Units at a price of $0.45 and $0.60 per Unit, for aggregate gross proceeds of $19,499,850. Each Unit consists of one common share in the capital of the Company (each, a “Common Share”) and one-half of nontransferable common share purchase warrant (each, a “Warrant”). Each Warrant is exercisable into one common share (each, a “Warrant Share”) at a price of $0.55 and $0.75 per Warrant Share for a period of two years.

In connection with the closing of those private placements, the Company paid aggregate cash finder’s fees of $1,267,966 and issued a total of 2,428,814 finder’s warrants. Each finder’s warrant is exercisable at $0.55 per common share for a period of two years from the respective closing dates and is subject to a four-month hold period.

●	The Company raised gross proceeds of $1,000,000 from Sorbie pursuant to a financing arrangement (October 2025) payable in 24 monthly settlement tranches, with settlements based on the volume-weighted average price of the Company’s common shares relative to a benchmark price of $0.63. In connection with the financing, the Company issued 2,222,223 units (Note 7), each consisting of one common share and one-half of a common share purchase warrant.

Each full warrant is exercisable for two years at an exercise price of $0.55 and $0.75 per share and is subject to a 9.99% ownership restriction.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

21 | P a g e

Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

In connection with the financing, the Company entered into a Sharing Agreement structured as an equity swap arrangement governed by an ISDA Master Agreement and Credit Support Annex. Under the arrangement, $1,000,000 of credit support was posted and is released in equal monthly tranches over the 24-month term. If the settlement price exceeds the benchmark price, the Company receives more than 100% of the monthly tranche (uncapped). If the settlement price is below the benchmark price, the Company receives less than 100% on a pro rata basis.

Upon initial recognition, the units were recorded in exchange for a share proceeds receivable classified as a financial asset measured at fair value through profit or loss in accordance with IFRS 9, as the contractual cash flows are not solely payments of principal and interest. The units issued were measured based on the fair value of the share proceeds receivable, with proceeds allocated between Common Shares and warrants based on their relative fair values in accordance with IAS 32.

As consideration for entering into the Sharing Agreement, the Company agreed to a value payment of $70,000, and issued 155,556 common shares and 77,778 warrants. These issuances were accounted for in accordance with IFRS 2, Share-based Payment where warrants were allocated a value of $17,063 and common shares of $52,937 using the Black-Scholes model.

The Company also entered into a finder’s agreement providing for a $60,000 cash fee (6% of funds raised), calculated based on the 20-day volume-weighted average trading price preceding payment.

Upon initial recognition, the 2,222,223 units were recorded in exchange for a cash receivable classified as a financial asset measured at fair value through profit or loss. The half of warrants (1,111,112) were allocated a value of $202,816 and $696,489 to Common Shares.

During the year ended 30 September 2025:

●	The Company issued 18,004,197 common shares with a fair value of $4,043,832 to settle liabilities totalling $4,376,783, recognizing a gain of $332,951 on the consolidated statement of loss and comprehensive loss.

●	6,792,131 options were exercised for gross proceeds of $882,977 and fair value of $362,000 for exercised options.

●	Certain purchasers of the Company’s convertible debentures converted their sum of $1,070,900 principal and $319,227 interest to 5,346,642 Ares common shares. All shares issued are subject to a four-month hold period in accordance with applicable securities laws.

●	The Company closed the Offering of units (each, a “Unit”) by issuing 765,170 Units at a price of $0.18 per Unit, for aggregate gross proceeds of $137,731. Each Unit consists of one common share in the capital of the Company (each, a “Common Share”) and one nontransferable Common Share purchase warrant (each, a “Warrant”). Each Warrant is exercisable into one Common Share (each, a “Warrant Share”) at a price of $0.26 per Warrant Share for a period of two years.

●	The Company raised gross proceeds of $1,000,000 from Sorbie pursuant to a financing arrangement payable in 24 monthly settlement tranches, with settlements based on the volume-weighted average price of the Company’s common shares relative to a benchmark price of C$0.1998. In connection with the financing, the Company issued 7,229,730 units (Note 7), each consisting of one Common Share and one non-transferable common share purchase warrant.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

Each Warrant entitles the holder to acquire one Common Share at an exercise price of $0.26 and includes: (i) an acceleration provision permitting the Company to accelerate expiry if the ten-day volume-weighted average trading price equals or exceeds C$0.40, in which case the Warrants expire 30 days following notice; and (ii) a 9.99% ownership restriction.

As consideration for entering into the Sharing Agreement, the Company agreed to a value payment of $70,000, payable in cash or units at $0.1480 per unit. The Company elected to issue 472,973 units, each comprising one Common Share and one Warrant. These units were accounted for in accordance with IFRS 2, Share-based Payment.

The Company also entered into a finder’s agreement providing for a $60,000 cash fee (6% of funds raised) and 254,433 finder’s warrants, calculated based on the 20-day volume-weighted average trading price preceding payment. As at September 30, 2025, 875,000 agent warrants had been issued in connection with the 2024 and 2025 Sorbie tranches, with an aggregate fair value of $75,000 determined using the Black-Scholes option pricing model.

Upon initial recognition, the 7,229,730 units were recorded in exchange for a cash receivable classified as a financial asset measured at fair value through profit or loss. The Warrants were valued at $842,006 using the Black-Scholes option pricing model, and the Common Shares were valued at $1,373,649 based on the $0.19 closing market price on the issuance date. Based on relative fair values, $322,134 was allocated to Warrants and $519,872 to Common Shares.

The 472,973 units issued in settlement of the $70,000 value payment were measured at fair value on the date of issuance. The Warrants were valued at $55,684 using the Black-Scholes model and the Common Shares at $89,865 based on the $0.19 closing price. Based on relative fair values, $43,219 was allocated to Common Shares and $26,781 to Warrants.

c)	Summary of stock option activity

The Company has adopted an incentive stock option plan to grant options to directors, officers, and consultants for up to 10% of the outstanding common shares. The Board of Directors determines the exercise price per share and the vesting period under the plan. The options can be granted for a maximum term of five years.

Stock option activity during the six months period ended 31 March 2026 and the year ended 30 September 2025 is as follows:

Stock Option Activity	31 March 2026	Weighted Average Exercise Price	30 September 2025	Weighted Average Exercise Price
Balance – Beginning of Year / Period	-	$-	21,793,053	$0.12
Issued	7,100,000	0.63	-	-
Exercised	-	-	(6,792,131)	-
Expired	-	-	(15,000,922)	-
Cancelled	(800,000)	0.63	-	-
Balance – End of Year/ Period	6,300,000	$0.63	-	$-

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

The Company cancelled an aggregate of 800,000 options during the six months period ended 31 March 2026 due to directors resigning from the Company.

During the year ended 30 September 2025:

The Company did not grant any stock options during the year ended 30 September 2025.

Warrants

Warrant activity during the six months ended 31 March 2026 and the year ended 30 September 2025 is as follows:

Warrant Activity	31 March 2026	Weighted Average Exercise Price	30 September 2025	Weighted Average Exercise Price
Balance – Beginning of Year / Period	34,599,447	$0.26	25,903,772	0.26
Issued	22,639,759	0.63	8,898,446	0.25
Exercised	(9,338,863)	0.26	-	-
Expired	-	-	(202,771)	-
Balance – End of Year / Period	47,900,343	$0.41	34,599,447	$0.26

During the six months period ended 31 March 2026:

Details of warrants outstanding as at 31 March 2026 and 30 September 2025 are as follows:

		Exercise	31 March	30 September
Issuance Date	Expiry Date	Price	2026	2025
31 May 2024	31 May 2026	$0.26	3,556,724	6,463,784
7 June 2024	7 June 2026	$0.26	1,655,624	5,709,592
28 June 2024	28 June 2026	$0.26	1,695,300	2,102,914
16 July 2024	16 July 2026	$0.26	247,248	1,019,219
1 August 2024	1 August 2026	$0.26	946,390	1,387,720
11 September 2024	11 September 2026	$0.26	9,017,772	9,017,772
7 October 2024	7 October 2026	$0.26	8,250	765,170
11 March 2025	11 March 2028	$0.30	649,113	649,113
8 April 2025	8 April 2028	$0.24	7,229,730	7,229,730
30 May 2025	30 May 2028	$0.30	254,433	254,433
16 October 2025	16 October 2027	$0.55	6,222,223	-
21 October 2025	21 October 2027	$0.55	6,917,535	-
03 February 2026	03 February 2028	$0.75	9,500,001	-
			47,900,343	34,599,447

As at 31 March 2026, the outstanding the outstanding warrants have a weighted average remaining life of 1.12 years (2025 – 1.20 years) and a weighted average exercise price of $0.41 (2025- $0.26).

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

d)	Share-based payments

On 23 January 2026, the Company granted 7,100,000 (800,000 forfeited) stock options to directors and officers and consultants at an exercise price of CAD $0.63 per share, expiring 23 January 2028 and recognized share-based payments as follows:

	31 March 2026	30 September 2025
Total Options Granted	6,300,000	-
Average exercise price	$0.63	$-
Estimated fair value of compensation	$1,217,000	$-
Estimated fair value per option	$0.19	$-

The fair value of the share-based payments of options to be recognized in the accounts has been estimated using the Black-Scholes Model with the following weighted-average assumptions:

	31 March 2026	30 September 2025
Risk free interest rate	2.58%	-
Expected stock price volatility	54%	-
Expected option life in years	2	-

The Black-Scholes Option Pricing Model was created for use in estimating the fair value of freely tradable, fully transferable options. The Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the highly subjective input assumptions can materially affect the calculated values, management believes that the accepted Black-Scholes model does not necessarily provide a reliable measure of the fair value of the Company’s stock option awards.

e)	Non-controlling interest

On 16 October 2014, the Company entered into an investment agreement with OMC Investments Limited (“OMC”), of Hong Kong. The transaction closed on 28 November 2014, and the Company issued 19,048,000 units of the Company by way of private placement at a price of $0.05 per unit, for aggregate proceeds of $952,400. After the 20-for-1 share consolidation during the three months period ended 30 September 2018, OMC owns 952,400 units. Each Unit consisted of one common share and one common share purchase warrant. Each Warrant is exercisable for a period of six years from the date of closing of the private placement at an exercise price of $0.05. These warrants expired on 30 September 2018. OMC now holds approximately 5.93% of the issued and outstanding shares of the Company. The Company also issued 15 common shares of its subsidiary Canadian Iron to OMC, reducing its ownership share from 100% to 85%. Canadian Iron holds a 100% interest in Karas Iron and Griffith Iron. The Company’s interests in the Karas and Griffith properties are held in Karas Iron and Griffith Iron, respectively.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

In addition, the shareholders’ agreement with OMC will allow OMC to progressively earn additional equity in Canadian Iron, up to a total of 70% of Canadian Iron’s issued and outstanding shares, as follows:

●	an additional 30% for $8.2 million in funding from OMC for dewatering, resource drilling and environmental permitting (“Resource Definition Funding”);

●	an additional 5% for $2 million in total funding for a preliminary economic assessment, funded 70% by OMC and 30% by Ares; and

●	an additional 20% for $20 million in total funding for a feasibility study, funded 70% by OMC and 30% by Ares, and assuming the feasibility study establishes technical and economic viability.

Should either party not fully contribute its share of funding to both the preliminary economic assessment and feasibility study, it may face dilution.

In connection with this transaction, the Company has also agreed to enter into an option agreement with OMC on its other mineral properties. As of 30 September 2023, OMC has not entered into any option agreements related to the Company’s other mineral properties. Should OMC fund the full $8.2 million Resource Definition Funding, it has the right to acquire an 80% interest in either the El Sol, Whitemud and Papagonga properties. This may be increased to 90%, if within a five-year period after earning 80%, OMC funds an additional $1.5 million in expenditures on the property chosen.

The value attributed to the non-controlling interest in the Company as at 31 March 2026 is an accumulated deficit of $1,220,200 (30 September 2025 - $1,218,091). For the six months period ended 31 March 2026, net loss and comprehensive loss of $2,109 (31 March 2025 – income of $1,416) has been attributed to the non-controlling interest in these Financial Statements.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

18)	Related party transactions and obligations

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure

Name and Principal Position	Year(i)	Remuneration or fees(ii)	Share-based payments	Amounts Payable and Accrued Liabilities (iii)
CEO and Director – Management fees	2026	$72,000	$-	$994,102
	2025	$72,000	$-	$719,595
CFO – Management fees	2026	$24,000	$-	$-
	2025	$24,000	$-	$-
CFO – Professional fees	2026	$38,710	$17,500	$12,527
	2025	$50,755	$22,975	$54,676
Directors – Director fees	2026	$-	$-	$7,150
	2025	$750	$-	$123,214
Directors – Other fees	2026	$26,669	$-	$-
	2025	$21,000	$-	$126,177
Total	2026	$161,379	$17,500	$1,040,548
	2025	$168,505	$22,975	$1,023,662

(i)	For the six months period ended 31 March 2026 and 2025.

(ii)	Amounts disclosed were paid or accrued to the related party.

(iii)	As at 31 March 2026 and 30 September 2025.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

Accounts payable and accrued liabilities are unsecured, non-interest bearing and due on demand.

Short-term loans with related parties are described in (Note 0. There are no terms and conditions attached to the said loans.

The Company purchased the Flotation Plant from a non-arm’s length company, which is an entity controlled by a director of the Company and paid US$6,007,000. As at 31 March 2026, significantly all components of the flotation plant were received and awaiting installation, and thus the amounts paid are recorded within the construction in progress.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

19)	Segmented disclosure

The Company has one reportable segment, being the acquisition, exploration, and development of resource properties. The following table provides segmented disclosure of assets and liabilities based on geographic location:

(Rounded to 000’s)	Canada	US	Total
31 March 2026
Current Assets	$14,542,000	$1,563,000	16,105,000
Non-Current Assets
Other non-current assets	4,662,000	44,052,000	48,714,000
Resource properties	5,918,000	3,158,000	9,076,000
Liabilities
Current Liabilities	2,255,000	9,449,000	11,804,000
Non- Current Liabilities	-	25,727,000	25,727,000
30 September 2025
Current Assets	$2,780,000	$8,051,000	$10,831,000
Non-Current Assets
Other non-current assets	4,739,000	29,479,000	34,218,000
Resource properties	5,978,000	2,844,000	8,822,000
Liabilities
Current Liabilities	1,649,000	10,008,000	11,657,000
Non-Current Liabilities	-	26,168,000	26,168,000

20)	Capital management

The Company’s capital consists of shareholders’ equity and it has capital resources of cash. The Company’s objective when managing capital is to maintain adequate levels of funding to support the development of its businesses and maintain the necessary corporate and administrative functions to facilitate these activities. This is done primarily through equity financing, selling assets, and incurring debt. Future financings are dependent on market conditions and there can be no assurance the Company will be able to raise funds in the future. The Company invests all capital that is surplus to its immediate operational needs in short-term, highly liquid, high-grade financial instruments. There were no changes to the Company’s approach to capital management during the year. The Company is not subject to externally imposed capital requirements. The Company does not currently have adequate sources of capital to complete its exploration plan, current obligations and ultimately the development of its business, and will need to raise adequate capital by obtaining equity financing, selling assets and incurring debt. The Company may raise additional debt or equity financing in the near future to meet its current obligations.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE SIX MONTHS ENDED 31 March 2026 (Unaudited) Canadian Dollars

Notes to the Condensed Interim Consolidated Financial Statements (Cont.)

21)	Commitments and contingencies

The repayment of USDA, PAB loans, State of Utah, and convertible debt interest is described within respective notes.

As at 31 March 2026, the Company is aware of a claim filed in the Ontario Superior Court of Justice on 9 August 2024 pertaining to an Asset Purchase Agreement entered into on 22 July 2022. The claimant has alleged that the Company breached the Binding Letter of Offer dated 18 August 2022 where the Company paid $1,250,000 out of a total purchase price deposit amount of $2,150,000. The claimant is seeking the remaining portion of the purchase price deposit in the amount of $900,000 and pre-and post-judgement interest at the prime rate of the Bank of Nova Scotia plus 12%, and the costs of the claim plus all applicable taxes. The Company has assessed that the claimant cannot demonstrate a loss because of the Company’s decision to terminate the Binding Letter of Offer. Based on the Company’s assessment, the claim is not expected to have a significant impact on the Company’s Financial Statements. Therefore, no liability has been recorded in relation to this claim as of 31 March 2026.

22)	Subsequent events

Subsequent to the reporting period, the following events occurred:

i)	The Company entered into a Settlement Agreement and Release dated 22 April 2026 with Hinkinite Resources LLC and Bryson Hinkins to resolve a dispute relating to overlapping unpatented mining claims in Juab County, Utah. Pursuant to the agreement, Hinkinite agreed to abandon and transfer certain mining claims to the Company in exchange for aggregate consideration consisting of US$50,000 cash, approximately US$50,000 in common shares of the Company (subject to regulatory approval), and reimbursement of US$27,878 in verified staking costs. The related litigation was voluntarily dismissed with prejudice on 28 April 2026.

ii)	The Company issued 3,334,275 common shares pursuant to the exercise of warrants and 264,449 warrants expired unexercised.

-- The accompanying notes form an integral part of the condensed interim consolidated financial statements --

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